Exhibit 3.75
ARTICLES OF INCORPORATION
OF
NAUTRONIX, INC.
     ONE: The name of this corporation is NAUTRONIX, INC.
     TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
     THREE: The name and address in this state of the corporation’s initial agent for service of process is Randall L. Jones, 6868 Nancy Ridge Drive, Suites A & B, San Diego, California 92121.
     FOUR: This corporation is authorized to issue only one class of shares of stock; and the total number of shares authorized is one Hundred Thousand (100,000).
DATED: November 29, 1989

/s/ Robert P. Lowell
ROBERT P. LOWELL, Incorporator

     I declare that I am the person who executed the above Articles of Incorporation and such instrument is my act and deed. I declare under penalty of perjury that the foregoing is true and correct. Executed at San Diego, California, this 29th day of November, 1989.

/s/ Robert P. Lowell
ROBERT P. LOWELL

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
NAUTRONIX, INC.
* * * * * * * *
     We, Christopher C. Cambria the Vice President, Secretary and Stephen M. Souza the Vice President, Treasurer of Nautronix, Inc., a corporation duly organized and existing under the laws of the State of California, do hereby certify:
     1. That they are the Vice President, Secretary and the Vice President, Treasurer, respectively, of Nautronix, Inc., a California corporation.
     2. That an amendment to the articles of incorporation of this corporation has been approved by the board of directors.
     3. The amendment so approved by the board of directors is as follows:
     Article I of the amended and restated articles of incorporation of this corporation is amended to read as follows:
     The name of the corporation is L-3 Communications Dynamic Positioning and Control Systems, Inc.
     4. That the shareholders have adopted said amendment by written consent. That the wording of said amendment as approved by written consent of the shareholders is the same as that set forth above. That said written consent was signed by the holders of outstanding shares having not less than the minimum number of required votes of shareholders necessary to approve said amendment in accordance with Section 902 of the California Corporation Code.
     5. That the designation and total number of outstanding shares entitled to vote on or give written consent to said amendment and the minimum percentage vote required of each class or series entitled to vote on or give written consent to said amendment for approval thereof are as follows:

	Number of shares	Minimum
	outstanding entitled	percentage vote
Designation	to vote	required to approve*
Common Stock	1,000	More than 50 percent voting as a single class

     6. That the number of shares of common stock which gave written consent in favor of said amendment equaled or exceeded the minimum percentage vote required of each class entitled to vote, as set forth above.
     7. That this certificate shall become effective on June 30, 2006.
     Each of the undersigned declares under penalty of perjury under the laws of the State of California that the statements contained in the foregoing certificate are true of their own knowledge.
     Executed at 600 Third Avenue New York NY 10016 on June 29, 2006.

/s/ Stephen M. Souza
Stephen M. Souza
Vice President, Treasurer

/s/ Christopher C. Cambria
Christopher C. Cambria
Vice President, Secretary